Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2010, with respect to the consolidated financial statements of Creditcards.com, Inc. included in the Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Bankrate, Inc. for the registration of $300,000,000 senior secured notes due 2015.

/s/ Ernst & Young LLP

Austin, Texas

June 24, 2011